Exhibit 10.25
FIRST AMENDMENT OF LEASE
     THIS FIRST AMENDMENT OF LEASE (this “Amendment”) is entered into on this 7th day of August, 2003, by and between DALLAS RPFIV CAMPBELL CENTRE ASSOCIATES LIMITED PARTNERSHIP (“Landlord”) and PEGASUS SOLUTIONS INC. (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement (the “Lease”) dated September 17, 2001 covering approximately 81,252 square feet of rentable area in the building (the “Building”) commonly known as Campbell Centre I in Dallas, Texas; and
     WHEREAS, Landlord and Tenant desire (i) to expand the Premises to include an additional 16,374 square feet of rentable area (the “Expansion Space”) on the fifteenth (15th) floor of the Building, as outlined and hatched on the floor plan attached hereto as Exhibit A and incorporated herein for all purposes, and (ii) to further modify the terms of the Lease as provided herein.
     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:
     1. Premises. Effective as of October 31, 2003 (the “Expansion Commencement Date”), the Premises shall be expanded to include the Expansion Space so that the Premises shall consist of approximately 97,626 square feet of rentable area located on the fifteenth (15th), sixteenth (16th), seventeenth (17th), eighteenth (18th), nineteenth (19th) and twentieth (20th) floors of the Building.
     2. Basic Rental. Tenant’s Basic Rental with respect to the Expansion Space for the period commencing on the Expansion Commencement Date shall be as set forth in the following schedule:

	Annual Basic Rental
	Rate Per Rentable	Monthly
Month	Square Foot	Basic Rental
10/31/03–04/30/04	$0.00	$0.00
05/01/04–09/30/06	$18.50	$25,243.25
10/01/06–02/28/10	$19.25	$26,266.63
03/01/10–02/29/12	$20.00	$27,290.00
     3. Expense Stop. The Expense Stop for the Expansion Space shall be equal to the Basic Cost per rentable square foot in the Building for the calendar year 2003, adjusted pursuant to Paragraph (d) of Exhibit C to the Lease. Paragraph (e) of Exhibit C to the Lease shall also apply to the Expansion Space.
     4. Parking. Effective as of the Expansion Commencement Date the Lease shall be amended to reflect that (i) Tenant shall be entitled to fifty-seven (57) additional unreserved parking spaces (one (1) of which Tenant may elect to convert to a reserved parking space), and (ii) Tenant’s rental obligations with respect to such fifty-seven (57) additional parking spaces shall be $0.00.
     5. Tenant Finish. Landlord shall construct and install leasehold improvements in the Expansion Space pursuant to the Work Letter attached hereto as Exhibit B and made a part hereof for all purposes.

     6. Eyebrow Signage. Subject to approval by the City of Dallas, Texas, if prior to January 31, 2004 (i) the Premises are expanded to include an additional full floor in the lower bank of the Building (in addition to the 97,626 square feet of rentable area leased pursuant to this Amendment), or (ii) a Tenant Affiliate (as hereinafter defined) leases a full floor in the lower bank of the Building (the “Affiliate Lease”), Tenant shall have the non-exclusive right, at its cost, to install and maintain an eyebrow sign (the “Eyebrow Signage”) reflecting Tenant’s name in one (1) location on the exterior of the Building. The size, color, lettering, quality, design, construction and exact location of the Eyebrow Signage shall comply in all respects with all governmental laws, codes, rules and regulations, and shall be subject to Landlord’s reasonable approval. Tenant shall, at its risk and expense and at Landlord’s election, remove the Eyebrow Signage within thirty (30) days after Landlord’s request therefor following the occurrence of any of the following events: (i)the termination of Tenant’s right to possess the Premises in accordance with the terms of this Lease; or (ii) the termination of Tenant’s Affiliate’s right to possess its premises in accordance with the terms of the Affiliate Lease; or (iii) the final termination of this Lease or expiration of the Term as extended or renewed; or (iv) the final termination of the Affiliate Lease or expiration of the term of the Affiliate Lease as extended or renewed; or (v) Tenant ceases to lease at least seven (7) full floors in the Building if Tenant’s right to the Eyebrow Signage arose from the expansion of the Premises, or Tenant ceases to lease at least six (6) full floors in the Building if Tenant’s right to the Eyebrow Signage arose from the Affiliate Lease; or (vi) Tenant’s Affiliate ceases to lease at least one (1) full floor in the Building if Tenant’s right to the Eyebrow Signage arose from the Affiliate Lease. Tenant shall repair all damage caused by the installation, maintenance, or removal of the Eyebrow Signage and restore the Building and the Project to its condition before the installation of the Eyebrow Signage, ordinary wear and tear excepted. If Tenant fails to take any of the foregoing actions, Landlord may, after giving Tenant ten (10) days prior written notice, without compensation to Tenant, and at Tenant’s expense, remove the Eyebrow Signage and perform the related restoration or repair work and dispose of the Eyebrow Signage in a manner Landlord deems appropriate. The rights set forth in this Paragraph 6 are personal to Tenant and may not be assigned to any party (other than to a Permitted Transferee, as defined in Section 10.b of the Lease). As used herein the term “Affiliate” shall mean an entity that is controlled by, or is under common control with Tenant. For purposes hereof, the term “control” shall mean the ownership of more than 25% of the beneficial interest or the voting power of the controlled entity.
     7. Extension Options. Tenant’s exercise of its rights to extend the Term set forth in Exhibit G to the Lease shall include the Expansion Space.
     8. Tenant Estoppel. Tenant hereby confirms and ratifies the Lease, as amended hereby, acknowledges that Landlord is not in default under the Lease as of the date this Amendment is executed by Tenant and accepts the Premises “AS IS”, without benefit of further improvements except as expressly provided in this Amendment, and without warranty of suitability or fitness for a particular purpose.
     9. Commissions. Tenant represents that it has dealt with no broker, agent or other person in connection with this Amendment other than GLV Realty Advisors (“Broker”) and that no broker, agent or other person brought about this Amendment (other than Broker), and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, losses, costs or expenses (including attorneys’ fees and expenses) by any broker, agent or other person (except those of Broker) claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this transaction contemplated by this Amendment. The provisions of this paragraph shall survive the expiration of the Lease Term or any renewal or extension thereof.
     10. Confidentiality Tenant agrees that Tenant shall not disclose, directly or indirectly, any of the terms, covenants, conditions or agreements set forth in the Lease, this Amendment or any subsequent amendments hereto, nor shall Tenant provide the Lease, this Amendment or any subsequent amendments hereto or any copies of same to any person, including, but not limited to, any other tenants in the Building or any agents or employees of such tenants, except that Tenant may disclose such information for valid business, legal and accounting purposes.

11. Miscellaneous.
          (a) Any capitalized term or phrase used in this Amendment shall have the same meaning as the meaning ascribed to such term or phrase in the Lease unless expressly otherwise defined in this Amendment.
          (b) In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.
          (c) Except as amended by this Amendment, the terms of the Lease remain in full force and effect.
          (d) Submission of this Amendment for examination does not constitute an offer, right of first refusal, reservation of, or option for, the Expansion Space or any other premises in the Building. This Amendment shall become effective only upon execution and delivery by both Landlord and Tenant.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first written above.

LANDLORD:

DALLAS RPFIV CAMPBELL CENTRE
ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	GEIRPIV Holding Corporation,
a Delaware corporation,
its General Partner

By:

Name:

Title:

TENANT:

PEGASUS SOLUTIONS, INC.,
a Delaware corporation

By:

Name:

Title:

EXHIBIT A
[Floor Plan of Expansion Space]
Exhibit A — Page 1 of 1

EXHIBIT B
TENANT FINISH-WORK: ALLOWANCE
     1. Except as set forth in this Exhibit, Tenant accepts the Expansion Space in its “as is” condition on the date that this Amendment is entered into. Landlord shall, at Landlord’s sole cost, provide the following leasehold improvements in the Premises on or before the Expansion Commencement Date:
•	Nineteenth (19th) and twentieth (20th) floor restrooms — Replace restroom partitions where required in order to install partitions with recessed toilet paper dispensers.

•	Twentieth (20th) floor men’s restroom — Replace wall covering, repair water leak above the ceiling and replace ceiling tiles as required due to water leaks. Paint ceiling and install slanted color-matching exposure panels in front of vanity to cover exposed plumbing.

•	Nineteenth (19th) and twentieth (20th) floors — Apply a layer of elastic clear urethane sealer to the reception area floors.
     2. Tenant shall provide to Landlord for its approval final working drawings (the “Preliminary Working Drawings”), prepared by an architect that has been approved by Landlord (which approval shall not be unreasonably withheld), of all improvements that Tenant proposes to install in the Expansion Space. Landlord shall respond to Tenant’s written request for Landlord’s approval of its architect within five (5) business days after receipt of such request. Landlord’s failure to respond within such five (5) business days shall be deemed to be Landlord’s approval thereof. The Preliminary Working Drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable governmental laws, codes, rules, and regulations. Further, if any of Tenant’s proposed construction work will affect the Building’s HVAC, electrical, mechanical, or plumbing systems, then the working drawings pertaining thereto shall be prepared by the Building’s engineer of record, whom Tenant shall at its cost engage for such purpose. Tenant shall furnish the initial draft of the Preliminary Working Drawings to Landlord for Landlord’s review and approval. Within five (5) business days after receipt Landlord shall either provide comments to such Preliminary Working Drawings or approve the same. Landlord’s failure to respond within such five (5) business day period shall be deemed to be Landlord’s approval thereof. I f Landlord provides Tenant with comments to the Preliminary Working Drawings, Tenant shall provide revised Preliminary Working Drawings to Landlord incorporating Landlord’s comments within one week after receipt of Landlord’s comments. Within five (5) business days after receipt Landlord shall then either provide comments to such revised Preliminary Working Drawings or approve such Preliminary Working Drawings. Landlord’s failure to respond within such five (5) business day period shall be deemed to be Landlord’s approval thereof. The process described above shall be repeated, if necessary, until the Preliminary Working Drawings have been approved by Landlord. Tenant shall furnish detailed architectural, mechanical and electrical drawings and specifications (collectively, the “Final Construction Documents”) to Landlord for Landlord’s review and approval. Within five (5) business days after receipt Landlord shall either provide comments to such Final Construction Documents or approve the same. If Landlord provides Tenant with comments to the Final Construction Documents, Tenant shall provide revised Final Construction Documents to Landlord incorporating Landlord’s comments within one week after receipt of Landlord’s comments. Within five (5) business days after receipt Landlord shall then either provide comments to such revised Final Construction Documents or approve such Final Construction Documents. Landlord’s failure to respond within such five (5) business day period shall be deemed to be Landlord’s approval thereof. The process described above shall be repeated, if necessary, until the Final Construction Documents have been approved by Landlord. Landlord’s approval of the Preliminary Working Drawings and Final
Exhibit B — Page 1 of 2

Construction Documents shall not be unreasonably withheld, provided that (a) they comply with all applicable governmental laws, codes, rules, and regulations, (b) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (c) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by the Landlord for the construction of tenant improvements. As used herein, “Working Drawings” shall mean collectively, the Preliminary Working Drawings and Final Construction Documents approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of the Work. Tenant and Landlord shall sign the Working Drawings to evidence their respective review and approval thereof. All changes in the Work must receive the prior written approval of Landlord.
     3. Landlord shall solicit bids for the Work from contractors selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld. Landlord’s failure to respond within five (5) business days after receipt of Tenant’s request for approval shall be deemed to be Landlord’s approval thereof. Landlord and Tenant shall cooperate in good faith to coordinate the construction schedule. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced.
     4. Landlord shall construct the Work or have the Work constructed in a first class and workmanlike manner.
     5. Tenant shall bear the entire cost of performing the Work (including, without limitation, design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined).
     6. Landlord shall furnish a construction allowance (the “Construction Allowance”) equal to $32.00 per rentable square foot in the Expansion Space. Tenant shall be entitled to use any unused portion of the Construction Allowance to pay for the out-of-pocket costs actually incurred by Tenant in relocating to the Expansion Space, including, without limitation, the cost of professional movers and the installation of Tenant’s telephone and data cabling systems. Any remaining unused portion of the Construction Allowance shall be the property of Landlord.
     7. Landlord or its agent shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the Work, the Building, and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to one and one-half percent (1.5%) of the Total Construction Costs.
     8. To the extent not inconsistent with this Exhibit, Section 8a. of the Lease shall govern the performance of the Work and the Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.
Exhibit B — Page 2 of 2